Exhibit 10.1
AMENDMENT TO THE ATMEL CORPORATION 2005 STOCK PLAN
1. Section 5(b)(xi) will be amended to read as follows:
     “to commence a 409A Exchange Offer in connection with each Option that had a per share exercise price that was less than the fair market value of a share of the Company’s common stock, as determined for purposes of Internal Revenue Code Section 409A, on the Option’s grant date and that was unvested, in whole or in part, as of December 31, 2004 (notwithstanding Section 18(b) of the Plan), as described by Section 23 of the Plan;”
2. Section 5(b)(xii) will be added to the Plan and will read in its entirety as follows:
     “to make all other determinations deemed necessary or advisable for administering the Plan.”
3. Section 23 will be added to the plan and read in its entirety as follows:
     “23. 409A Exchange Offer. The Administrator, may in its sole discretion, offer to each Optionee who holds an Option with an original Grant Date Exercise Price that was less than the original Grant Date fair market value, as determined for purposes of Section 409A of the Code, (each a “Discount Option”) one or more of the following choices with respect to the portion of such Discount Option that was unvested on December 31, 2004 (such portion is referred to as the “Eligible Discount Option”):
(a) If Optionee exercised any Eligible Discount Option (or portion thereof) in 2006, then Optionee may elect to amend the eligible portion of each Eligible Discount Option such that the Exercise Price of the Option will be increased to the fair market value, as determined for purposes of Section 409A of the Code, of a share of the Company’s Common Stock on the Option’s grant date.
(b) If Optionee was granted an Eligible Discount Option, but did not exercise any Eligible Discount Option in 2006, then Optionee may be given one or more of the following choices:
(i) Optionee may elect to amend each Eligible Discount Option to change the option expiration date identified in the original grant agreement to a date that is expected to constitute a fixed calendar year election for purposes of Section 409A of the Code (the Administrator will have the discretion to choose to allow Optionees to pick different calendar years for different portions of each Eligible Discount Option); and/or
(ii) Optionee may elect to amend the eligible portion of each Eligible Discount Option such that the Exercise Price of the Option will be increased to the fair market value, as determined for purposes of Section 409A of the Code, of a share of the Company’s Common Stock on the Option’s grant date.
4. Except as otherwise set forth herein, the terms of the Plan shall continue in full force and effect.